SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

 (Date of earliest event reported)

October 17, 2002

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, P.O. Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

On October 17, 2002, CSB Bancorp, Inc. released a quarterly report to shareholders that included its financial statements for the period ended September 30, 2002. A copy of the quarterly report to shareholders is attached to this report as Exhibit 99.1.

Item 7.  Financial Statements and Exhibits

(a)	Exhibits
	99.1	Quarterly report to shareholders for the period ended September 30, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: October 17, 2002	By: /s/ C. JAMES BESS
C. James Bess Chairman, President and CEO

Exhibit 99.1

To our Shareholders:

The Company recorded net income for the first nine months of 2002 of $1,516,904, or $0.58 per share.  As a result of improving financial performance, the Board of Directors increased the third quarter dividend from the previous two quarters' $0.05 to $0.10.  The Bank's global fundamentals continue to progress according to plan.

Management is particularly pleased and proud of the rapid progress that has and continues to be made in improving asset quality.  The inherent risk associated with the loan portfolio is now at or below peer, based on regulatory grading formulas and considered to be moderate and declining by the Bank's most recent September 2002 outside loan review.  While maintaining a conservative bias, $321,000 was removed from the Allowance for Loan Losses during the quarter, which increased net income by approximately $212,000.  Other income continues to outperform last year, and operating expenses have and are being reduced from 2001.

Due to national economic conditions and the equities markets performance, the Federal Reserve has continued to not raise interest rates, as had been anticipated one year ago.  As a result, the Bank's variable lending rates have remained at historical low levels.  Any action to increase or lower interest rates by the Federal Reserve will have an impact on future financial performance.  Annual net income for 2002 is expected to approach twice the 2001 annual net income of $1,059,000.  The Company completed the first nine months of 2002 with a capital-to-assets ratio of 11.45% and a per share book value of $12.79.

As note in earlier communications, the Company has made great strides over the past twenty-one months, and is currently engaged in productive post turnaround activities to promote the franchise and further enhance shareholder value.

Thank you for your continuing support of CSB.

/s/ C. James Bess

C. James Bess
Chairman, President and CEO

QUARTERLY REPORT

SEPTEMBER 30, 2002

CSB

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30 2002 2001
ASSETS:
Cash and due from banks	$12,801	$12,435
Federal funds sold	8,296	26,180
Securities	73,910	94,847
Net loans	186,439	171,693
Premises & equipment, net	8,417	9,288
Other assets	4,061	5,642
TOTAL ASSETS	$293,924	$320,085
LIABILITIES:
Deposits	$229,977	$266,277
Securities sold under agreements to repurchase	13,533	13,544
Other borrowings	15,536	6,531
Other liabilities	1,222	973
TOTAL LIABILITIES	$260,268	$287,325
SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,414	6,414
Retained earnings	11,523	10,644
Treasury stock	(1,105)	(1,338)
Accumulated other comprehensive income	150	366
TOTAL SHAREHOLDERS’ EQUITY	$33,656	$32,760
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$293,924	$320,085

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(000 OMITTED) EXCEPT SHARE DATA

	NINE MONTHS ENDED SEPTEMBER 30 2002 2001
INTEREST INCOME:
Interest & fees on loans	$9,422	$13,026
Interest on securities	3,019	3,483
Other interest income	172	406
TOTAL INTEREST INCOME	$12,613	$16,915
INTEREST EXPENSE:
Interest on deposits	$4,611	$8,413
Other interest expense	496	614
TOTAL INTEREST EXPENSE	$5,107	$9,027
Net interest income	$7,506	$7,888
Less provision (credit) for loan losses	(562)	183
Net interest income after provision (credit) for loan losses	$8,068	$7,705
Total other income	1,571	1,498
Total other expense	8,144	8,796
Benefit from income taxes	22	397
NET INCOME	$1,517	$804
EARNINGS PER SHARE	$0.58	$0.31

FINANCIAL HIGHLIGHTS
(000 OMITTED) EXCEPT SHARE DATA

	SEPTEMBER 30 2002 2001
Assets	$293,924	$320,085
Net loans	186,439	171,693
Securities	73,910	94,847
Deposits	229,977	266,277
Shareholders’ equity	33,656	32,760
Net income	1,517	804
Earnings per share	.58	.31
Book value per outstanding share	12.79	12.48
*Quarterly price per share: High Low	19.15 17.00	16.95 13.10

*Includes transactions reported by market makers and private transactions known to the Company.

KEY RATIOS

	SEPTEMBER 30 2002 2001
Return on average assets	0.69%	0.34%
Return on average equity	6.11%	3.40%
Loan to deposit	82.40%	66.22%
Equity to assets	11.45%	10.23%

Copies of

CSB BANCORP, INC.

S.E.C. Filings may be obtained by writing:

A. Lee Miller, CFO

CSB BANCORP, INC.

6 West Jackson Street

Millersburg, Ohio  44654

(800) 654-9015 or 330-674-9015

Stock Symbol:  CSBB.OB

Website:  www.csb1.com